Exhibit 10.16

OneMedNet Corporation Suite 250, 6385 Old Shady Oak Road Eden Prairie, MN 55344 USA Tel: 1-800-918-7189 www.onemednet.com

April 14, 2020

Attention: Doug Arent 33175
Timber Ridge Rd Evergreen, CO
80439

Dear Doug:

On behalf of OneMedNet Corporation (the “Company”), I am pleased to make you an offer of employment to join our team. This letter sets forth the terms and conditions of your employment with the Company. Once you accept the terms as outlined below by signing and returning a copy of this letter to me, this letter will constitute your Employment Agreement with the Company.

This terms and conditions of your employment with the Company are as follows: Role and Duties

1.

You will be employed in the position of VP of Sales working under the direction and supervision of myself, or any other such person as the Company may designate from time to time. The current job responsibilities for your position is appended as Exhibit B and incorporated herein by this reference and that may be modified from time to time at the sole discretion of the Company.

2.	You represent that you are legally eligible to work in the jurisdiction in which the Company has offered you employment.

3.	Your employment is estimated to be April 15th, 2020 (the “Start Date”) and will continue until your employment is terminated in accordance with this Employment Agreement.

4.

You will be subject to a probationary period of 60 days measured from the Start Date, during which time you will be assessed for ongoing suitability as a regular employee of the Company. If, during your probationary period, either you or the Company believes that employment should not continue for any reason, you or the Company may terminate the employment relationship effective immediately without any notice.

5.

During your employment you agree that you will conduct yourself at all times in a professional and honest manner. You further agree that you will not work, directly or indirectly, on your own behalf or for any other individual, corporation, partnership, unincorporated organization, governmental agency or other entity which, in the reasonable opinion of the Company, may give rise to a conflict of interest between you and the Company.

Compensation and Benefits (US Dollars unless otherwise indicated)

6.

Effective on the Start Date, your base salary will be $155,000 per annum and will be reviewed from time to time by the Company starting with the first anniversary of your Start Date. Any increases in salary over the course of your employment will be at the Company’s discretion.

7.

Your position is not eligible for overtime pay. Your base salary, stock options and various incentive and benefits programs described herein will be your compensation for all hours worked during your employment.

8.

You will be eligible for variable compensation based on Data Broker Sales Revenue. The commission rate on 1st year Sales is 6.25% up to $2MM of Sales, and 7.5% thereafter with a cap to be determined in the company’s sole discretion. Commissions are paid based on revenue (cash received). After the 6 months, this variable plan will be revisited and updated based on the financial plan and status of the Company at that time.

9.

Upon completion of your probationary period and Subject to Board of Director approval and pursuant to the terms and requirements of the Company’s revised and Board approved employee stock option plan (“RSOP”) (which is in the process of being revised by Company’s counsel), you will be granted an option to purchase 100,000 stock shares. The option grant to you is presently intended to provide that your options will vest 25% after the first full year of service (one-year cliff) and the remaining 75% will vest monthly at the rate of 1/36th per month thereafter over the next 3 years of service. Stock option grants will be presented for approval at the first Board meeting which occurs after the SOP has been revised and implemented after your employment begins. Subject to these conditions vesting will be credited and begin upon the first day of your full-time employment with the Company. Vesting, strike price and other option grant details are subject to approval by the Board of Directors. The option grant shall not be binding on the Company until issued in a separate document signed by the Company and yourself. If not exercised earlier then all vested options must be exercised by payment in full to the Company within 90 days following your end of employment with the Company, or they will automatically lapse and be of no further force or effect.

10.

You will be eligible for standard benefits coverage under the Company’s Trinet Benefits Plan provided to all salaried employees in accordance with the terms of such plan, as amended by the Company or the insurer from time to time. Benefits include a 401k plan.

11.	You will be entitled to annual vacation leave of three (3) weeks as provided under the Company’s vacation policy.

12.

You will be entitled to reimbursement from the Company of all reasonable and necessary business-related expenses, within 30 days following your submission and Company approval of written expense reports and copies of receipts for all expenses incurred.

Termination

13.

At will employment: Your employment is “at will”, meaning that the Company can terminate that employment at any time, with, or without, cause and that you may also terminate your employment at any time. In the event of your termination, you will be immediately relieved of your duties at the Company and shall receive no working notice (”WN”) or pay in lieu of notice from the Company. For the purposes of this Employment Agreement, “cause” has the meaning commonly ascribed to the phrase “cause” or “just cause for termination” in the State of Delaware. Any termination during a quarter shall entitle you to the pro rata share of the options for that quarter up to the date of the termination

14.

No Additional Payments: You acknowledge and agree that, unless otherwise expressly agreed in writing between you and the Company and thereafter approved in writing by the Board of the Company, you will not be entitled, by reason of your employment with the Company or by reason of any termination of such employment, howsoever arising, to any remuneration, compensation or other benefits other than those expressly provided for in this Employment Agreement. You further acknowledge and agree that any amounts paid to you pursuant to this Employment Agreement are inclusive of any amounts that may be payable under any statute of the State of Delaware in respect of compensation for length of service, notice of termination or severance pay.

Confidential Information

15.

The term “Confidential Information” as used in this Employment Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of the Company (including by you) or received by the Company from an outside source which is maintained in confidence by the Company or any of its customers. Without limiting the generality of the foregoing, Confidential Information, includes information of the Company pertaining to:

(a)

research and development plans or projects, data and reports; computer materials such as programs, instructions, source and object code, and printouts; formulas, inventions, developments and discoveries; product information, including testing information; business improvements and processes; marketing and selling plans; business opportunities, plans (whether pursued or not) and budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of employees; the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales calls, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(b)

any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons; and

(c)	financial information, including the Company’s costs, financing or debt arrangements, income, profits, salaries or wages.

16.

You acknowledge that during your employment you will have access to the Confidential Information which is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company. You agree to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by you or disclosed to you as a result of or in connection with his employment with the Company.

17.

You agree that, both during your employment and after the termination of your employment with the Company, you will not use or disclose any Confidential Information to any person, other than as required to perform your duties hereunder, without the prior written authorization of the Company’s President and Chief Executive Officer. The obligation of confidentiality imposed by this Employment Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act on your part in breach of this Employment Agreement, or that is required to be disclosed by court order or applicable law.

18.

You understand that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary, including health information about patients and which the Company has agreed to keep confidential. You agree that all such information shall be Confidential Information for the purposes of this Employment Agreement.

Disclosure of Discoveries, Ideas and Inventions

19.

You acknowledge that all Confidential Information (as hereinafter defined) and all discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made or developed by you either alone or with others, during the course of employment with the Company pursuant to this Employment Agreement or any previous employment agreements or arrangements between you and the Company, whether or not conceived, developed, reduced to practice or made during your regular working hours or on the premises of the Company (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to the Company.

20.	You represent and warrant that you do not claim rights in, or otherwise exclude from this Employment Agreement, any Invention except as listed on Exhibit “A” hereto.

21.

You hereby assign and agree to assign all your rights, title and interest in the Inventions, to the Company or its nominee. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, Invention or any such service or product, it will be considered a work made for hire and the Company will be considered the author thereof. You hereby waive for the benefit of the Company and its successors and assigns any and all moral rights in respect of any Inventions.

22.

You agree that you shall disclose promptly to the Company, its successors or assigns, any Inventions. Whenever requested to do so by the Company, you shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect the Company’s interest in the Inventions and shall assist the Company in every proper way (entirely at the Company’s expense, including reimbursement to you for all expense) to obtain such patents and copyrights and to enforce them.

Post-Employment Restrictions

23.

Non-Competition: Following successful completion of the 60 day probationary period, during your employment with the Company and for a period of 12 months following the termination of your employment from the Company for any reason, you agree that you shall not, anywhere in the United States of America, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or use or permit your name to be used in connection with, any business or enterprise whose products or services compete with products or services the company is providing, or has proposed to design, sell or provide, during the twelve (12) Month period prior to the termination date.

24.

Non-Solicitation: During your employment with the Company and for a period of 12 months following the termination of your employment from the Company for any reason, you agree that you shall not (unless acting as an employee under this Employment Agreement or with the prior written consent of the Company’s President and Chief Executive Officer): (i) call on, solicit, or endeavor to entice away, either directly or indirectly, any Customers of the Company that the Employee or his subordinates solicited or serviced for the Company; or (ii) directly or indirectly, solicit or attempt to solicit, any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor for any person or entity other than the Company.

General

25.	For the purposes of paragraphs 16 through 26 of this Employment Agreement the “Company” includes the Company’s subsidiaries, affiliates and otherwise related companies.

26.

You acknowledge that the terms contained in paragraphs 16 through 26 survive the termination of this Agreement and are reasonable and necessary to protect the legitimate interests of the Company such that any violated of these paragraphs by you could result in irreparable injury to the Company. You agree that, in the event you violate any of these terms the Company shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

27.

You agree that documents, copies, records and other property or materials made or received by you that pertain to the business and affairs of the Company, including all Confidential Information or Inventions in your possession or under your control are the property of the Company and that you will return same and any copies of same to the Company immediately upon termination of your employment or at any time upon the request of the Company.

28.

The Company may modify your duties, title, salary and/or benefits from time to time. You agree that any modifications to your duties, or salary and/or benefits reductions of 10% or less do not constitute a breach of the terms of this Employment Agreement, or a termination of your employment and that all other aspects of this letter shall continue in full force and effect.

29.	You agree to be bound by the terms and conditions of employment which are set out in the Company’s Employment Handbook.

30.

This Employment Agreement constitutes the entire employment agreement between you and the Company and supersedes and replaces any prior oral and written agreements, understandings, commitments and practices between you and the Company relating to your employment. You also agree that the terms and conditions of this Employment Agreement are contractual.

31.

You acknowledge that this Employment Agreement has been prepared by the Company and acknowledge that you have had sufficient time to review this document thoroughly, including enough time to obtain independent legal advice concerning the interpretation and effect of it prior to its execution. By signing this document, you represent and warrant that you have read and understood it and that you execute it of your own free will and act.

32.

This letter and your employment will be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States applicable therein, which shall be deemed to be the law applicable to this Agreement. You and the Company hereby submit to the exclusive jurisdiction of the courts of the State of Delaware solely as to any dispute regarding injunctive or equitable relief. If any other dispute whatsoever arises hereunder the parties agree that it shall be subject to binding arbitration under the Commercial Rules then in effect of the American Arbitration Association ("AAA"). The Arbitration shall be held in San Francisco before a single neutral arbitrator chosen from a list of 15 qualified arbitrators provided by the AAA and shall be selected by the alternative strike off method. The first strike shall be given to the winner of a coin tossed by the AAA administrator. The prevailing party shall be entitled to recover their reasonable attorneys' fees, costs and arbitration expenses, including the compensation of the arbitrator. You and the Company hereby submit to the exclusive jurisdiction of the AAA for the purpose of resolving any such dispute.

(Section Intentionally Left Blank)

This offer is available for your acceptance on or prior to April 14, 2020.

Kindly signify your acceptance of the terms and conditions under which the Company is offering you employment by signing and dating the duplicate copy of this letter and returning same to me prior to that date.

Yours truly,

ONEMEDNET CORPORATION

Mike LaChance

President, CEO

I HEREBY ACCEPT EMPLOYMENT ON THE TERMS AND CONDITIONS OUTLINED HEREIN

THIS _14th                    DAY OF April                     , 2020.

Exhibit “A”

List of Excluded Inventions, Patents and Other Intellectual Properties

None ☒

See List Below

~~foSure~~

Exhibit “B”

Job Responsibilities

Title: VP of Sales Location:

Remote

Primary Responsibilities

•

Grow Data Broker Sales – OneMedNet’s Data Broker business has just entered the initial sales stage of a high-growth, new business in an emerging market. Sales traction is fundamental to driving business growth, consequently sales growth is a priority for the company. As OneMedNet’s first dedicated Data Broker Sales resource, it is expected that you will place the highest priority on growing sales while you build a sales strategy, process, and team.

•

Develop OneMedNet’s Data Broker Sales Strategy – Working with leadership, lead development of OneMedNet’s Data Broker Sales Strategy, including staffing, selling process, sales reporting, and collaboration with Product and Marketing.

•	Execute OneMedNet’s Data Broker Sales Strategy – Successfully lead OneMedNet’s Data Broker Strategy execution including achieving revenue targets.
•

Participate as a Core Member of OneMedNet Leadership Team – Although you lead Sales, as a member of the leadership team you are expected to meaningfully participate in business-wide strategies, prioritization, and initiatives.